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                                                                    EXHIBIT 99.2

                                    WYNDHAM
                                 INTERNATIONAL

(BW) (TX-WYNDHAM-INTERNATIONAL) (WYN) Wyndham International, Inc. Announces Closing of $1 Billion Equity Investment and Related Restructuring; Company Adopts Shareholder Rights Plan

        Business Editors

        DALLAS--(BUSINESS WIRE)--June 30, 1999--Wyndham International, Inc. (NYSE:WYN) announced today the closing of the $1 billion equity investment and related restructuring of the Company. As contemplated by the conditions to closing contained in the Securities Purchase Agreement with the investors, the Wyndham International Board of Directors has adopted a Shareholder Rights Plan similar in terms and conditions to the shareholder rights plan adopted by Patriot American Hospitality, Inc. in December.

        James D. Carreker, President and Chief Executive Officer of Wyndham International, said, "The Plan is designed to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Wyndham International is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Plan was not adopted in response to any takeover attempt and the Company is not aware of any such attempt."

        About the Shareholder Rights Plan

        In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company's Class A Common Stock and Class B Common Stock (collectively, the Common Stock), and a number of preferred stock purchase rights equal to the number of shares of Common Stock that would be issuable upon conversion by the holder of each share of the Company's Series A Convertible Preferred Stock and of the Company's Series B Convertible Preferred Stock (collectively, the Convertible Preferred Stock) for each outstanding share of Convertible Preferred stock, to shareholders of record as of the close of business on July 9, 1999.

        Initially, these rights will not be exercisable and will trade with the shares of Common Stock and Convertible Preferred Stock. Under the Shareholder Rights Plan, the rights generally become exercisable at a price of $35.00 if a person becomes an acquiring person by acquiring 10% or more of the Common Stock, or if a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event that a person becomes an acquiring person, each holder of a right (other than the acquiring person) would be entitled to acquire such number of shares of Common Stock or other consideration having a value of twice the exercise price of the right. If Wyndham International is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter, which will be mailed to shareholders shortly.
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     About Wyndham International, Inc.

     Wyndham International, Inc. owns, leases, manages and franchises primarily upscale and luxury hotel and resort properties and provides management services for third party owned hotels and resorts. Wyndham's three operating divisions, Grand Bay Hotels & Resorts, the Wyndham Hotel Group, and PAH Management Services, represent a combined portfolio of 311 hotels and resorts with total of more than 74,000 rooms in 38 states as well as Canada, the Caribbean and Europe.

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     CONTACT:  Wyndham International, Inc. Dallas
               Media Inquiries:
               Sard Verbinnen & Co
               Maureen Bailey, 212/687-8080
               or
               Analyst Inquiries:
               Paul Keung, V.P. of Finance, Investor Relations
               214/863-1265